BROAD NATIONAL BANK

                 MANAGEMENT INCENTIVE PLAN (MIP)
                          PLAN DOCUMENT


1.0  PLAN OBJECTIVES:

     1.1 Focus attention on the achievement of corporate, functional area and individual performance measures.

     1.2 Foster a strong team working relationship and corporate identity among the Senior Management of Broad National
          Bank.

     1.3 Ensure that the objectives of the functional areas are consistent with corporate goals.

     1.4 Recognize the different contributions of line and staff functions. Provide a method of establishing individual objectives that are consistent with and lead to the achievement of overall goals.

2.0  DEFINITIONS:

     2.1  Bank - Broad National Bank or BNB

     2.2  Board - The Board of Directors of Broad National Bank
          (BNB).

     2.3  Committee - The Compensation Committee of the Board of
          Directors of BNB.

     2.4 Corporate Performance - BNB's annual financial measures and specific objectives as established by Top Management, the attainment of which will be the basis for granting the Corporate Award Component. For FY96, Corporate Performance will consist of Return on Assets
          (ROA) and the Bank's Efficiency Ratio.

     2.5 Earned Award - The MIP Award a participant would receive based on the level of performance achieved against each component: Corporate, Functional, and TOPs.

     2.6 Efficiency Ratio - Non-interest expenses divided by non-interest and net interest income, to be used as a measure of Corporate Performance. Ideally, the Efficiency Ratio would be reduced over the previous Plan Year.

     2.7 Functional Performance - The specific financial and operation targets established for each functional area, the attainment of which will be the basis for granting the Functional Award Component.

     2.8 Plan Year - The twelve month performance period corresponding to BNB's fiscal year.

     2.9  Senior Management - The senior officers of Broad
          National Bank constituting Tier II of the Bank.

     2.10 Target Award - The percentage of a participant's base salary that he/she would receive assuming that 100% performance level on each of the assigned targets is achieved.


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     2.11 Targeted Objectives for Performance (TOPs)- Specific
          performance objectives established for each participant reflective of his/her functional area and individual responsibilities.

     2.12 Top Management - The Chairman/Chief Executive Officer and President/Chief Operating Officer of the Bank, constituting Tier I.

     2.13 Threshold Performance Level - The minimum level of performance that must be achieved before any Earned
          Awards are paid.


3.0  PARTICIPATION

     3.1  Participation is limited to Top Management and Senior
          Management of the Bank (Tiers I and II).

     3.2 A participant who has been with the Bank for less than one year, but more than six months, or promoted into an eligible position during the Plan Year, may receive a prorated Earned Award based on his/her evaluated performance. A participant employed for less than six months may be eligible to receive an Earned Award subject to the approval of Top Management.


4.0  PERFORMANCE MEASURES

     4.1 Top Management will establish, subject to the approval of the Compensation Committee, the corporate and functional financial performance measures, as well as appropriate performance targets and performance thresholds.

     4.2 BNB's Corporate Performance must meet or exceed the Threshold (minimum) performance level in order for Earned Awards to be paid under the Corporate Component of this Plan.

     4.3 TOPs will be established for each participant that focuses attention on key desired results within their respective area of responsibility.

     4.4 The three performance components, Corporate, Functional, and TOPs, and their relative weighting, will be established for each Plan Year, based on the desired focus. For FY96, the allocation of Performance measurements vades by tier as follows:


                         Performance Targets
          Tier      Corporate      Functional     TOPs

            I          80%              -         20%
            II         40%              40%       20%



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5.0  DETERMINATION OF EARNED AWARDS

     5.1 Earned Awards reflect a combination of Corporate, Functional, and TOPs performance which are indicative of each participant's performance and contribution. Each performance component may be up to 150% of Target Performance.

     5.2 The Earned Award is the sum of the weighted performance components multiplied by a discretionary portion as determined by Top Management (for Tier II) and the
          Board (for Tier I).

     5.3 Each participant's Earned Award will be based on the level of performance achieved against assigned performance measures. Awards may be adjusted up or down by up to 20% based on the discretion of Top Management. For Tier I participants, the Board will recommend and approve the discretion portion and the Earned Awards; Top Management will be responsible for Tier II participants. Ultimately, the Board is responsible for reviewing the overall Award budget for all participants.

6.0  ANNUAL AWARDS

     6.1 Target Awards are calculated as a percentage of the participant's base salary based on the participant's organizational level. Earned Award may range from 0% to 150% of the Target Award. The FY96 Target Awards are as follows:

          Tier I         Target         Tier II        Target
          CEO             45.0%         Line           30.0%
          President       37.5%         Staff          25.0%

     6.2 Earned Awards will be calculated and rounded to the nearest whole one hundred dollars.


7.0  AWARD DISTRIBUTION

     7.1 Earned Awards will be paid in cash. Earned Awards will be calculated and paid within a reasonable period following the end of the Plan Year for which the Awards have been earned.

     7.2 A participant must be actively employed at the end of the Plan Year in order to be eligible to receive an Award.

     7.3 Earned Awards will be pro-rated if the participant has less than twelve (12) full months of service.

     7.4 In the event that a participant terminates during the Plan Year as a result of death, total disability or retirement at age 59 1/2 or older, a pro-rated Award may be paid at the conclusion of the Plan Year based on overall results, if earned, at the determination of Top
          Management.

     7.5 If a participant is demoted during the Plan Year into an ineligible position, he/she would not be eligible to receive any Award. If a participant is promoted into a position where the eligibility and Target Award changes, he/she may receive, at the discretion of Top Management, the higher Award.


8.0  GENERAL

     8.1 The President/COO or his designee shall be responsible for the implementation and on-going administration of the Plan.

     8.2 Interpretation of all matters related to this Plan, including but not limited to eligibility, calculation and determination of Earned Awards, as well as the resolution of any questions relating to accounting procedures of the Plan, shall be at the sole and final determination of the Board.

     8.3 The Bank may amend or discontinue this Plan at any time in respect to future Awards; however, any Awards earned up to the date of modification or termination will be distributed in accordance with Plan provisions at the time they were earned.

     8.4 Nothing in this Plan shall be interpreted as giving any participant the right to be retained as an employee of the Bank, or of limiting the Bank's rights to control or terminate the service of any employee at any time in the course of its business.